UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2

WorldSpace, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2008

Dear Fellow Stockholder,

I am pleased to invite you to a special meeting of stockholders, which will be held on Thursday, September 11, 2008, at 10:00 a.m. E.D.T., at the Company’s principal offices, 8515 Georgia Avenue, 8th Floor, Silver Springs Maryland 20910. The special meeting has been called for the following purposes:

1. to approve the issuance of shares of Class A Common Stock upon: (i) the conversion of the second amended and restated convertible notes and the exercise of the 8 million warrants issued in connection with the refinancing of our secured indebtedness in July 2008 and (ii) the exercise of 2,647,059 warrants issued in June 2007 in accordance with Nasdaq Marketplace Rule 4350(i)(1)(D)(ii); and

2. to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

You may vote your shares by returning the enclosed proxy card or voting instruction form.

We see the special meeting as an important opportunity to communicate with our stockholders and we look forward to seeing you there should you be able to attend.

Thank you very much for your continued interest in WorldSpace.

Sincerely,

Noah A. Samara
Chairman, President and Chief Executive Officer

WorldSpace, Inc.

PROXY STATEMENT

This proxy statement contains information related to the special meeting of stockholders of WorldSpace, Inc. to be held on Thursday, September 11, 2008, beginning at 10:00 a.m. E.D.T., at the Company’s principal offices, 8515 Georgia Avenue, 8th Floor, Silver Springs Maryland 20910, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about August 18, 2008.

A copy of our 2007 annual report on Form 10-K is filed with the Securities and Exchange Commission (the “SEC”) (including the financial schedules thereto but without the exhibits) as part of our annual report to stockholders for 2007 and is available without charge to any person solicited hereby upon written request. We will furnish any exhibit to our 2007 annual report on Form 10-K upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests should be directed to our Corporate Secretary at WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

ABOUT THE MEETING

What is the purpose of the special meeting?

At our special meeting, stockholders will be asked to approve the issuance of shares of Class A Common Stock upon the conversion of the second amended and restated convertible notes and upon the exercise of the second amended and restated warrants issued in connection with the refinancing of our existing indebtedness. Stockholders will also be asked to approve the issuance of shares of Class A Common Stock upon the exercise of the 2,647,059 warrants issued on June 1, 2007 (“2007 Warrants”).

Who is entitled to vote?

Only holders of record of our Class A Common Stock at the close of business on July 21, 2008, the record date for the meeting, are entitled to receive notice of and to participate at the special meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of our Class A Common Stock?

Each outstanding share of our Class A Common Stock entitles its holder to one vote at the meeting.

Who can attend the special meeting?

Subject to space availability, all holders of our Class A Common Stock as of the record date, or their duly appointed proxies, may attend the meeting.

If you are a registered stockholder (that is, if you hold your stock in certificated form) and you wish to attend the special meeting, you need to bring identification so we can match your name against the list of record holders.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date, as well as identification.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Class A Common Stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 42,615,931 shares of our Class A Common Stock were issued and outstanding.

Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for the purpose of quorum, but will not be voted on items to be acted on. See “What vote is required to approve each item?” below.

How do I vote?

Stockholders of record can vote as follows:

•	By Mail: Stockholders may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the special meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

How can I access the proxy materials and annual report on the Internet?

This proxy statement and our annual report on Form 10-K for the year ended December 31, 2007 are available on our website at www.worldspace.com.

Can I change my vote?

Yes. You may change your vote at any time before your shares are voted at the special meeting by:

•

Notifying our Corporate Secretary, Donald J. Frickel, in writing at WorldSpace, Inc., Corporate Secretary, 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card; or

•	Voting in person at the special meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions to such custodian only by informing the custodian in accordance with any procedures it has established.

What vote is required to approve each item?

The affirmative vote of a majority of the votes cast at the meeting is required to approve the issuance of Class A Common Stock upon the conversion of the second amended and restated convertible notes and upon the exercise of the 2007 Warrants and the second amended and restated warrants to be issued in connection with the refinancing of our existing indebtedness.

With respect to the proposal to approve the issuance of Class A Common Stock on the conversion of the second amended and restated convertible notes and upon the exercise of the 2007 Warrants and the second amended and restated warrants issued in connection with the refinancing of our existing indebtedness abstentions and broker non-votes will have the same effect as votes against the proposals.

As of the record date, Noah A. Samara, our Chairman, President and Chief Executive Officer, owned, directly or indirectly, 20,279,905, or approximately 47.6%, of our Class A Common Stock. Mr. Samara, Yenura Pte. Ltd. and TelUS Communications Inc., collectively owning 20,279,905 shares, have entered into a written agreement to vote their shares in favor of the proposal to approve the issuance of Class A Common Stock on the conversion of the second amended and restated convertible notes and upon the exercise of the 2007 Warrants and the second amended and restated warrants issued in connection with the refinancing of our existing indebtedness.

Who will count the votes?

A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our Class A Common Stock may be voted at the special meeting.

Who am I designating as my proxy?

If you return our proxy, you will be designating each of Noah A. Samara, our Chairman, President and Chief Executive Officer, and Donald J. Frickel, our Executive Vice President, General Counsel and Corporate Secretary, to act as your proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the special meeting in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

WorldSpace is soliciting your proxy. The cost of soliciting proxies will be borne by us. We will reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

To be eligible for inclusion in our proxy statement and form of proxy for next year’s annual meeting, stockholder proposals must be received by us in writing by the close of business on January 6, 2009. Proposals should be addressed to the Corporate Secretary, WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

Any other stockholder proposal intended to be presented at next year’s annual meeting, including nominations for directors, in order to be voted on at such annual meeting, must be received by us not earlier than January 28, 2009 and not later than February 27, 2009, being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2008 annual meeting of stockholders. Notices of intention to present proposals at next year’s annual meeting should be addressed to the Corporate Secretary, WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

SECURITIES OWNERSHIP

DIRECTORS’, EXECUTIVE OFFICERS’ AND PRINCIPAL STOCKHOLDERS’ STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock by:

•	each person known to us to own beneficially more than 5% of our Class A Common Stock;

•	each of our directors;

•	each Messrs. Samara, Armstrong, Brown, Frickel and Ganesan, the “named executive officers” in our proxy statement for our annual meeting of stockholders held on May 28, 2008; and

•	all of our directors and executive officers as a group.

The beneficial ownership of our Class A Common Stock set forth in the table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of the calculation are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been exercised and to be outstanding for purposes of computing the percentage ownership of any other person. Each share of Class A Common Stock entitles its holder to one vote. The calculation of the percentage of beneficial ownership is based on 42,615,931 shares of our Class A Common Stock outstanding on July 21, 2008. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated below, the address of each person listed in the table is c/o WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

Name and address of beneficial owner	Shares of Class A Common Stock	%
Yenura Pte. Ltd.(1)	17,426,433	40.89
Aletheia Research and Management, Inc.(2)	16,168,494	37.9
Natixis Asset Management Advisors, L.P.(3)	2,251,508	5.28
Noah A. Samara(4)(10)	27,789,770	55.34
Kassahun Kebede(5)	32,143	*
James R. Laramie(6)	1,155,550	2.64
William Schneider, Jr.(7)	32,143	*
Gregory B. Armstrong(8)(10)	444,779	1.03
Alexander P. Brown(8)(10)	452,279	1.05
Donald J. Frickel(9)(10)	843,750	1.94
Sridhar Ganesan(10)	179,274	*
Directors & Executive Officers as a Group (8 persons)	30,929,88	58.65

*	Less than 1%

(1)	Yenura Pte. Ltd. is a Singapore company in which all voting shares are beneficially owned by Noah A. Samara, our Chairman and Chief Executive Officer. The address of Yenura Pte. Ltd. is 7 Temasek Boulevard, #21-02 Suntec Tower One, Singapore 038987.

(2)	Based on information provided in a Schedule 13D reporting holdings of May 4, 2008. The shares of common stock attributed to Aletheia Research and Management, Inc. include shares of Class A Common Stock held by Aletheia Research and Management, Inc. as general partner of various limited partnerships and on behalf of various managed accounts. The address of Aletheia Research and Management, Inc. is 100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401.

(3)	Based on information provided in a Schedule 13G reporting holdings as of July 31, 2008, Natixis Asset Management Advisers, L.P. reported beneficial ownership of 2,251,508 shares of our Class A Common Stock held by various persons that are investment advisory clients of Natixis Asset Management Advisors, L.P., of whom Natixis Distribution Corporation is the general partner. Each of Natixis Asset Management Advisors, L.P. and Natixis Distribution Corporation disclaim beneficial ownership of its shares.

(4)	The shares of common stock attributed to Noah A. Samara include all of the shares of Class A Common Stock held by TelUS Communications, over which he shares voting and dispositive power under certain circumstances with Eyob Samara, and all of the shares of Class A Common Stock that are held by Yenura Pte. Ltd., over which he holds sole voting and dispositive power. Also included are 7,596,875 shares of Class A Common Stock in respect of options that have been granted to Mr. Samara and are exercisable within 60 days.

(5)	The shares of common stock attributable to Kassahun Kebede include 25,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Kebede which are exercisable within 60 days.

(6)	The shares of common stock attributed to James R. Laramie include 1,150,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Laramie which are exercisable within 60 days.

(7)	The shares attributed to William Schneider, Jr. include 25,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Schneider which are exercisable within 60 days.

(8)	The shares of common stock attributed to each of Gregory B. Armstrong and Alexander P. Brown include 239,779 shares of Class A Common Stock in respect of options that have been granted to each such individual which are exercisable within 60 days and 200,000 shares of Class A Common Stock granted in the form of restricted stock awards, which awards are subject to incremental performance-based vesting.

(9)	The shares of common stock attributed to Donald J. Frickel represent options that have been granted to Mr. Frickel which are exercisable within 60 days.

(10)	The shares of common stock attributed to the executive officer exclude the vested portion of a stock-settled SAR grant that was out-of-the-money as of the record date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

January 2, 2008 Yenura Facility Agreement

On January 2, 2008, we entered into a loan facility agreement dated as of December 31, 2007 (the “Facility Agreement”) with Yenura Pte. Ltd., a Singapore Company (“Yenura”) in which all voting shares are beneficially owned by Mr. Samara, our Chairman and Chief Executive Officer, pursuant to which Yenura has agreed to make available to us up to $40 million. Under the terms of the Facility Agreement, we may were permitted to draw down up to $40 million on or prior to January 31, 2008. We will issue subordinated convertible notes to Yenura in the principal amount of each draw down. The subordinated convertible notes, each of which will mature on the fifth anniversary of issuance of the first note, will bear interest at the rate of 8% per annum (payable annually in arrears as additional principal amount and not in cash). The principal amount of each such subordinated convertible note (including any accreted interest) will be convertible into our Class A Common Stock at $4.25 per share.

The subordinated convertible notes are subordinated in all respects to our existing indebtedness which includes our amended and restated senior secured notes discussed below and second amended and restated convertible notes discussed below. In connection with Yenura’s agreement to make funds available to us under the Facility Agreement, pursuant to a waiver agreement dated December 31, 2007, the Investors (as defined below) received a pre-payment of $10 million but the Investors agreed to waive their pre-payment right with respect to the remaining $30 million of funds available us under the Facility Agreement.

Subject, in all cases, to the prior right of the Investors to be paid in full, the subordinated convertible notes may be redeemed at the option of an Investor upon certain change of control events or events of defaults and may be redeemed at our option upon the satisfaction of certain equity conditions not earlier than 3 years from the date such subordinated convertible note is issued.

The subordinated convertible notes are first convertible into shares of Class A Common Stock upon the earliest to occur of the following: (i) January 15, 2009, (ii) an event of default and (iii) the first public announcement of a proposed of a proposed change of control.

Pursuant to the Facility Agreement, we have agreed to use our commercial reasonable best efforts to register the shares underlying the subordinated convertible notes for resale on a shelf resale registration statement within 90 days after the subordinated convertible notes first become convertible into shares of Class A Common Stock.

As provided for under the Facility Agreement, on January 3, 2008, Yenura transferred $2.49 million to us in return for a subordinated convertible note in that principal amount. Yenura has not made the full committed amount available to us. As of the date hereof, we had drawn $27.6 million of this facility and $12.4 million remains to be drawn down. Pursuant to an agreement with the Investors, this remaining $12.4 million may be drawn down (when it is made available by Yenura) without the application of the mandatory pre-payment provisions contained in the amended and restated senior secured notes.

We are in a dialogue with Yenura concerning the remaining amount due to us under the Facility Agreement.

July 24, 2008 Yenura Financing Agreement

On July 24, 2008, we entered into a financing agreement (“Financing Agreement”) with Yenura pursuant to which Yenura agreed to make available up to $20 million to us. On July 25, 2008 we drew down $20 million and issued a subordinated convertible note to Yenura in the principal amount of the draw down in consideration for the new financing. The subordinated convertible note will mature on July 25, 2013, will bear interest at the rate of 8% per annum (payable annually in arrears with the first payment due August 1, 2009) and in the event of default at an interest rate of 10% per annum. The subordinated convertible note is subordinated in all respects to our existing indebtedness which includes the amended and restated senior secured notes and the second amended and restated convertible notes. The principal amount of the subordinated convertible note (including any accreted interest) will be convertible into our Class A Common Stock at an initial $2.05 per share. The conversion price of the subordinated convertible note is subject to adjustment for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of our Class A Common Stock proportionately and for certain issuances of our securities at a price below the then prevailing current market price of the Class A Common Stock.

Subject, in all cases, to the prior right of the Investors to be paid in full, the subordinated convertible note may be redeemed at the option of Yenura upon certain change of control events or events of defaults. Pursuant to the terms of the subordinated convertible note, we are prohibited from making any payment of premium or principal on the subordinated convertible note until at least 91 days after the final maturity of each of the amended and restated senior secured notes and the second amended and restated convertible notes.

The subordinated convertible note is first convertible into shares of our Class A Common Stock upon the earliest to occur of the following: (i) January 15, 2009, (ii) the first public announcement of a potential change of control, or (iii) an event of default.

In connection with the subordinated convertible note, we are further required to pay concurrently to Yenura all cash dividends or distributions paid or payable on the Class A Common Stock as paid to the holders of our Class A Common Stock on an as converted basis. The subordinated convertible note will not have any voting rights in respect of the shares underlying the subordinated convertible note, unless and until the note is converted.

In connection with the Financing Agreement, on July 24, 2008, we agreed to grant on Yenura 4,800,000 warrants (the “Yenura Warrant”) to purchase our Class A Common Stock at the initial exercise price of $2.00 per share representing the current market price (as defined in the second amended and restated convertible notes) as at July 24, 2008. Pursuant to the terms of the Yenura Warrant, Yenura will not be able to exercise the Yenura Warrant until the earliest to occur of (i) January 15, 2009, (ii) the first public announcement of a potential change of control, or (iii) an event of default. The initial exercise price of the Yenura Warrant is subject to adjustment for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of our Class A Common Stock proportionately and for certain issuances of our securities at a price below the then prevailing current market price of the Class A Common Stock. Once the Yenura Warrant becomes exercisable, it may be exercised for a period of 5 years from the date of issuance. The shares of Class A Common Stock issuable to Yenura upon conversion of the subordinated convertible note and the exercise of the Yenura Warrants are required to be registered on a shelf registration statement on Form S-3 in accordance with the terms of the Financing Agreement.

Based upon the conversion price of the subordinated convertible notes and the exercise price of the Yenura Warrant, if the subordinated convertible notes were presently convertible and if the Yenura Warrant was presently exercisable, Yenura would have the right to acquire an additional 14,556,098 shares of Class A Common Stock.

Pursuant to the Financing Agreement, we have agreed to use our commercial reasonable best efforts to register the shares underlying the subordinated convertible note for resale on a shelf resale registration statement within 90 days after the subordinated convertible note first becomes convertible into shares of Class A Common Stock.

So long as our amended and restated senior secured notes and second amended and restated convertible notes remain outstanding, we may not offer security in our assets to any other party. However, under the terms of the Financing Agreement, we have agreed to grant Yenura a first priority security interest in all of our assets once all of our obligations under our amended and restated senior secured notes and second amended and restated convertible notes are extinguished. We have also agreed not to offer any other party a first priority security interest in any of our assets. The approval of the issuance of shares pursuant to the Financing Agreement will be submitted for consideration at a special meeting to be held on or before September 12, 2008.

The summary of terms contained herein is general in nature and is qualified by reference to the actual agreements which are attached as exhibits to our Current Reports on Form 8-K filed with the SEC on January 7, 2008 and July 24, 2008. Stockholders desiring a more complete understanding of the terms of the Facility Agreement or the Financing Agreement are urged to refer to that exhibit.

Procedures for Approval of Related Party Transactions

Our audit committee, pursuant to its charter, reviews and provides prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between us and any of our directors, officers, principal stockholders or any of our or their respective affiliates, associates or related parties.

Under relevant provisions of our charter, our Audit Committee approved both the Facility Agreement, dated January 2, 2008, and the Financing Agreement, dated July 24, 2008, between us and Yenura, as a result of Mr. Samara’s affiliation with Yenura.

ITEMS TO BE VOTED ON

ITEM 1.

APPROVAL OF THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK UPON THE CONVERSION OF THE SECOND AMENDED AND RESTATED CONVERTIBLE NOTES AND UPON THE EXERCISE OF THE 2007 WARRANTS AND THE SECOND AMENDED AND RESTATED WARRANTS ISSUED IN CONNECTION WITH THE REFINANCING OF OUR EXISTING INDEBTEDNESS (Proposal 1 on proxy card)

Background of the Proposal

On April 13, 2007, we entered into an agreement with the holders of our existing 5.0% convertible notes due December 30, 2014 (the “Investors”) to redeem certain of the existing notes for cash and refinance the remainder of the existing notes. Pursuant to the agreement, we redeemed $50 million principal amount of the existing notes for cash. We exchanged the remaining $105 million principal amount of the existing notes for the following:

•	senior secured notes in the aggregate principal amount of $45 million,

•	amended and restated convertible notes in the aggregate principal amount of $60 million, and

•	warrants to acquire an aggregate amount of 2,647,059 shares of our Class A Common Stock, exercisable at a price of $4.25, subject to adjustment in certain circumstances.

Concurrently with the closing of the transaction, we paid any accrued and unpaid interest on the existing notes in cash.

The aggregate amounts of the senior secured notes, the amended and restated convertible notes and the 2007 Warrants were allocated among the Investors on a pro rata basis in accordance with their percentage ownership interest of the existing notes.

Amendment and Exchange Agreement

On June 13, 2008, we entered into an Amendment and Exchange Agreement with each of the Investors of our outstanding 8.0% amended and restated convertible notes due May 31, 2010 and senior secured notes due May 31, 2010. Under the terms of the amendment and exchange agreements, effective June 13, 2008, we:

•	amended and restated our senior secured notes in the aggregate principal amount of approximately $36.1 million,

•	amended and restated (for a second time) our convertible notes in the aggregate principal amount of $53.1 million, and

•	granted the Investors warrants to acquire an aggregate amount of 5,000,000 shares of our Class A Common Stock.

The exchange for the amended and restated senior secured notes, the second amended and restated convertible notes and warrants was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”).

The amended and restated senior secured notes bear interest at LIBOR plus 6.5%, payable quarterly (LIBOR plus 8.5% upon a default). Under the terms agreed on June 13, 2008, these notes were to be paid, as follows: (i) $18.65 million on June 30, 2008 (together with all accrued and unpaid interest through the day of payment) and (ii) the remaining principal amount on July 31, 2008 (together with all accrued and unpaid interest through the day of payment).

We are required to repay the amended and restated senior secured notes from new equity or debt financing, certain excess cash flow or the cash proceeds of asset sales and casualty events, subject to stipulated exceptions. We had the option to redeem the amended and restated senior secured notes at any time prior to the applicable repayment dates. The amended and restated senior secured notes remain secured by a first priority security interest in our assets.

The second amended and restated convertible notes bear interest at 8.0% (15.0% upon a default), payable quarterly and were repayable in full on September 30, 2008 or such earlier date as we may elect upon 5 business days written notice to each Investor. The second amended and restated convertible notes are repayable at a price equal to the sum of the outstanding principal and accrued but unpaid interest on such notes plus a prepayment fee equal to 1.5% of such outstanding principal and interest. They are convertible into shares of our Class A Common Stock at an initial conversion price of $2.00 per share. The initial conversion price of the second amended and restated convertible notes is subject to adjustment for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of our Class A Common Stock proportionately and for certain issuances of our securities at a price below the then prevailing current market price of the Class A Common Stock. The second amended and restated convertible notes are secured by a second priority security interest in our assets. We also agreed to pay, by June 30, 2008, interest on the second amended and restated convertible notes that was originally scheduled to have been paid on May 31, 2008.

The warrants grant the Investors the right, during the five-year life of the warrants, to acquire an aggregate of 5,000,000 shares of Class A Common Stock at an initial exercise price of $1.55 per share. The initial exercise price of these 5,000,000 warrants is subject to adjustment for stock splits, reverse stock splits and similar corporate events affecting all of the outstanding shares of our Class A Common Stock proportionately and for certain issuances of our securities at a price below the then prevailing current market price of the Class A Common Stock.

Forbearance Agreements and Amendments

On July 3, 2008, we entered into a forbearance agreement and amendment (the “First Forbearance Agreement”) with each of the Investors to extend until July 9, 2008 the due date for the payment of approximately $18.8 million in aggregate principal amount of the amended and restated senior secured notes (including all accrued and unpaid interest and late fees, if any, on the amended and restated senior secured notes and the second amended and restated convertible notes through the date of such payment). In connection with the extension of the due date, we agreed to exchange the 5 million warrants to acquire shares of Class A Common Stock issued to the Investors on June 13, 2008 for amended and restated warrants in the aggregate amount of 6.5 million warrants exercisable to acquire shares of our Class A Common Stock. The amended and restated warrants are exercisable upon the same terms (and at the same exercise price) as the warrants granted on June 13, 2008.

On July 17, 2008, we entered into a second forbearance agreement and amendment (the “Second Forbearance Agreement) with each of the Investors to extend until July 31, 2008 the due date for the payment of approximately $19.0 million in aggregate principal amount of the amended and restated senior secured notes (including all accrued and unpaid interest and late fees, if any, on the amended and restated senior secured notes) and the payment of interest on the second amended and restated convertible notes that had been deferred from May 31, 2008. As a result of this extension and our earlier agreement regarding repayment, we agreed to pay in full the amended and restated senior secured notes no later than July 31, 2008. In connection with the extension of the due date of the payment due at June 30, 2008, we agreed to exchange the 6.5 million existing amended and restated warrants to acquire shares of Class A Common Stock issued to the Investors on July 3, 2008 for second amended and restated warrants in the aggregate amount of 8 million warrants exercisable to acquire shares of our Class A Common Stock. The 8 million second amended and restated warrants are exercisable on the same terms (and at the same exercise price) as the warrants granted on June 13, 2008.

Pursuant to the Second Forbearance Agreement, the aggregate amount of the second amended and restated warrants was allocated among the Investors on a pro rata basis in accordance with their percentage ownership interest of the amended and restated senior secured notes. The exchange for the second amended and restated warrants was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

The shares of Class A Common Stock issuable to the Investors upon exercise of the second amended and restated warrants will be subject to the rights for registration on a shelf registration statement on Form S-3 in accordance with the terms of the registration rights agreement we entered into with the Investors in June 2007.

Pursuant to the terms of the second amended and restated convertible notes and second amended and restated warrants and the 2007 Warrants (as amended), each Investor is prohibited from converting its second amended convertible notes or exercising its 2007 Warrants or second amended or restated warrants to the extent that such conversion or exercise would cause such Investor, together with its affiliates, to beneficially own a number of shares of Class A Common Stock which would exceed 2.49% of our then outstanding shares of Common Stock after giving effect to such conversion or exercise (excluding for purposes of such determination shares of Class A Common Stock issuable upon conversion of the second amended and restated convertible notes or the exercise of the 2007 Warrants or the second amended and restated warrants which have not been converted or exercised as applicable).

On July 24, 2008, we entered into a Third Forbearance Agreement and Amendment (the “Third Forbearance Agreement”) with each of the Investors to pay on July 25, 2008 an aggregate of $18.5 million to the Investors (representing the interest accrued on the amended and restated senior secured notes and the second amended and restated convertible notes and a payment of approximately $15.2 million on the principal amount outstanding under the amended and restated senior secured notes) and the Investors agreed to extend the maturity date of the remaining amounts due under the amended and restated senior secured notes until September 15, 2008. In addition, the Investors agreed that the September 30, 2008 maturity date of the second amended and restated convertible notes will be changed to December 31, 2008 if we pay in full on or before September 15, 2008 all amounts due on the amended and restated senior secured notes. The Investors also agreed to permit us to use $1.5 million available from the Financing Agreement between us and Yenura to pay certain of our overdue outstanding payables.

Under the terms of the Third Forbearance Agreement, we agreed to pledge, on or before August 5, 2008, up to 100% (but in no event less than 66 2/3%) of our equity interests in WorldSpace Europe Holdings ApS (“WorldSpace Europe”) in favor of the collateral agent under the amended and restated senior secured notes and second amended and restated convertible notes (“Collateral Agent”), for the benefit of the Investors. We also agreed to cause WorldSpace Europe: (A) to become a Guarantor, as defined in the security documents securing the amended and restated senior secured notes and second amended and restated convertible notes (the “Security Documents”), by executing and delivering, to the extent legally permissible, a guaranty in favor of the Collateral Agent, for the benefit of the Investors, in form and substance reasonably acceptable to the Required Holders (i.e., the holders of a majority in interest of the second amended and restated convertible notes), (B) to become a Pledgor (as defined in the Security Documents) by executing and delivering, to the extent legally permissible, a joinder to the security agreement, in form and substance reasonably acceptable to the Required Holders, pledging all of its assets in favor of the Collateral Agent, for the benefit of the Investors, and (C) to pledge, to the extent legally permissible, its 65% equity interest in WorldSpace Italia SpA in favor of the Collateral Agent, for the benefit of the Investors. We also agreed (for us and our subsidiaries) promptly to execute and deliver all further instruments and documents and take all further action as the Investors or the Collateral Agent may reasonably request in order to perfect and protect the security interests in this collateral and any additional collateral.

In connection with the Third Forbearance Agreement, we also agreed to pay up to $350,000 for the fees and expenses of a financial adviser and legal counsel to the Investors for purposes of conducting financial and legal due diligence in respect of our business, operations and assets, with unexpended amounts to be reimbursed to us. On July 21, 2008 we paid $250,000 of this amount with the remaining $100,000 to be paid no later than July 31, 2008.

In accordance with the Nasdaq Marketplace rules, the second amended and restated convertible notes and the second amended and restated warrants contain a cap on the exercise of conversion or exercise rights, such that no more than an aggregate of 19.9% of our outstanding shares could be issued pursuant to conversions of the second amended and restated convertible notes or exercises of the second amended and restated warrants until the stockholder approval required by the Nasdaq Marketplace rules has been obtained. We agreed to solicit the requisite stockholder approval for the issuance of the shares pursuant to the second amended and restated convertible notes and the second amended and restated warrants at a special meeting of stockholders to be held no later than September 12, 2008. The approval of the issuance of shares pursuant to the second amended and restated convertible notes and the second amended and restated warrants is Item 1 for consideration at this special meeting.

The 2007 Warrants were also subject to such a 19.9% cap under Nasdaq Marketplace rules and, pursuant to an agreement with the Investors, we requested that stockholders approve the issuance of shares in excess of the cap. On May 25, 2007 our stockholders approved the issuance of all shares upon the exercise of the 2007 Warrants. The Investors have requested us seek stockholder approval of the issuance of our shares in excess of the 19.9% cap with respect to the 2007 Warrants, in the context of the latest refinancing of our indebtedness to the Investors, notwithstanding the earlier stockholder approval.

Without consideration of the 2.49% beneficial ownership limitation that applies to each Investor, if all of the second amended and restated convertible notes were to be converted and all of the 2007 Warrants and the second amended and restated warrants were to be exercised in accordance with their terms, the Investors would have the right to acquire 36,714,069 additional shares of our Class A Common Stock.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the issuance of shares of Class A Common Stock in excess of 19.9% of our outstanding Class A Common Stock upon conversion of the second amended and restated convertible notes and upon exercise of the 2007 Warrants and the second amended and restated warrants. Noah Samara, our Chairman, President and Chief Executive Officer, who owned approximately 47.6% of our Class A Common Stock as of the record date, Yenura Pte. Ltd. and TelUS Communications Inc., have entered into a binding written agreement in favor of the investors to vote all of their shares in favor of this proposal. As a result, a small percentage (less than 5% of all other outstanding shares) is required to vote in favor of the proposal to ensure the approval of the proposal in all circumstances.

The summary of terms contained in this proxy statement is general in nature and is qualified by reference to the actual agreements which are attached as exhibits to our Current Reports on Forms 8-K filed with the SEC on June 4, 2007, June 16, 2008, July 10, 2008, July 23, 2008 and July 25, 2008. Stockholders desiring a more complete understanding of the terms of the agreement are urged to refer to those exhibits.

Recommendation of the Board of Directors; Impact

The Board of Directors approved the forbearance agreements after considering all relevant factors, including our need for additional time to meet our obligations to repay the Investors and our inability to secure alternative financing on acceptable terms prior to the relevant payment dates. The Board of Directors recognizes the potential dilutive effect of the issuances of shares upon the exercise of the second amended and restated warrants and upon conversion of the second amended and restated convertible notes but concluded that the interests of all stockholders were better served by agreeing to the forbearance agreements, including the requirement that that Board of Directors recommend to our stockholders that Item 1 be approved in order to allow the Investors in our amended and restated senior secured notes and second amended and restated convertible notes to convert all of their notes and exercise all of their 2007 Warrants and their second amended and restated warrants in accordance with their terms.

If the proposal is approved, the Investors will be able to convert all of their second amended and restated convertible notes (prior to their maturity date) and exercise all of their 2007 Warrants and their second amended and restated warrants (prior to their expiration date) without regard to the limitations imposed by the Nasdaq Stock Market on issuances of future priced securities (i.e., securities that do not have a definitive fixed price because, inter alia, of anti-dilution provisions).

Under the terms of our Amendment and Exchange Agreements with each of the Investors, as amended by the Third Forbearance Agreement, in the unlikely event that the proposal is not approved, we are to call additional special meetings of stockholders to be held at least once in each three month period after the date of the special meeting to which this proxy statement relates until such stockholder approval for the issuances is obtained.

The Board of Directors recommends a vote FOR approval of the issuance of shares upon conversion of the second amended and restated convertible notes and upon exercise of the 2007

Warrants and the second amended and restated warrants.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for stockholder proposals to be included in our proxy statement for the 2009 annual meeting of stockholders, they must be received by us in writing at our principal executive offices, 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, by the close of business on January 6, 2009. Any other stockholder proposals intended to be presented at the 2009 annual meeting, including nominations for directors, in order to be voted on at the 2009 annual meeting, must be received by us in writing not earlier than January 28, 2009 and not later than February 27, 2009, being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2008 annual meeting of stockholders.

Dated: August 18, 2008	By authority of the Board of Directors,

Donald J. Frickel Secretary

0                         ¢

WORLDSPACE, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 11, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Noah A. Samara and Donald J. Frickel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Class A common stock of WorldSpace, Inc. held of record by the undersigned on July 21, 2008 at the Special Meeting of Stockholders to be held at WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, on September 1l, 2008, beginning at 10:00 a.m. E.D.T., or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475 ¢

SPECIAL MEETING OF STOCKHOLDERS OF

WORLDSPACE, INC.

September 11, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00030000000000000000 4

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.

Approval of the issuance of shares of Class A Common Stock upon (i) the conversion of the second amended and restated convertible notes and the exercise of the second amended and restated warrants issued in connection with the refinancing of the existing indebtedness in July 2008 and (ii) the exercise of 2,647,059 warrants issued in June 2007 in accordance with Nasdaq Marketplace Rule 4350(i)(1)(D)(ii).

			FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of WorldSpace, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” proposal 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢